Exhibit 99.3

Griffon Corporation Announces Increase in Tender Cap

for its Previously Announced Tender Offer

NEW YORK, NEW YORK – February 4, 2020 – Griffon Corporation (NYSE: GFF) (“Griffon”) is increasing the maximum amount that may be purchased pursuant to its offer (the “Tender Offer), announced earlier today, to purchase its outstanding 5.25% Senior Notes due 2022 (CUSIP No. 398433 AH5) (the “Notes”), from $800 million aggregate principal amount to $850 aggregate principal amount (the “Tender Cap”). All other terms of the Tender Offer, as previously announced, remain unchanged.

The terms and conditions of the Tender Offer are as described in the Offer to Purchase, dated February 4, 2020 (the “Offer to Purchase”), as amended by this press release.

Holders who validly tender (and do not validly withdraw) their Notes prior to the early tender deadline of 5:00 p.m., New York City time, on February 18, 2020, unless extended by Griffon in its sole discretion (the “Early Tender Deadline”), shall receive, subject to the Tender Cap, $1,001.25 per $1,000 principal amount of Notes (which amount includes an early tender consent payment of $20.00 per $1,000 principal amount of Notes), plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.

Holders who validly tender (and do not validly withdraw) their Notes after the Early Tender Deadline, but on or prior to the Expiration Date, shall receive, subject to the Tender Cap, $981.25 per $1,000 principal amount of Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. Holders of Notes tendered after the Early Tender Deadline will not receive an early tender payment.

Except in certain circumstances, Notes tendered may not be withdrawn after the Early Tender Deadline.

The Tender Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, the Financing Condition (as defined in the Offer to Purchase). There can be no assurance that the Notes Offering (as defined in the Offer to Purchase) will be consummated or that any other condition to the Tender Offer will be satisfied. Griffon reserves the right to waive any of the conditions to the Tender Offer including, but not limited to, the Financing Condition.

Griffon also intends to amend the conditional notice of redemption that it delivered earlier today to provide that it will redeem up to $850 million aggregate principal amount of Notes only if and to the extent that (a) less than $850 million of the Notes are repurchased pursuant to the Tender Offer, and (b) Griffon has completed the Notes Offering on terms satisfactory to Griffon and the gross proceeds of the Notes Offering are at least $850 million.

Griffon has engaged BofA Securities, Inc. as Dealer Manager for the Tender Offer. Persons with questions regarding the Tender Offer should contact BofA Securities, Inc. at (980) 387-9534 (Collect) or (888) 292-0070 (Toll Free). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to D.F. King & Company, Inc., the Tender Agent and Information Agent, at (212) 269-5550 (Banks and Brokers) or (800) 591-6313 (All others) or griffon@dfking.com.

This press release does not constitute an offer to purchase the Notes. The Offer is made solely pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Holders are urged to read the Offer to Purchase and related documents carefully before making any decision with respect to the Tender Offer. Holders of Notes must make their own decisions as to whether to tender their Notes. None of Griffon, the Dealer Manager or the Tender Agent and Information Agent makes any recommendations as to whether holders should tender their Notes pursuant to the Tender Offer, and no one has been authorized to make such a recommendation.

This press release does not constitute an offer to sell notes pursuant to the Notes Offering, nor a solicitation for an offer to purchase notes pursuant to the Notes Offering. Any offer of notes pursuant to the Notes Offering will be made only by means of a private offering memorandum.

Griffon expressly reserves the right, subject to applicable law, to terminate the Tender Offer.

About Griffon Corporation

Griffon is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•	Consumer and Professional Products (“CPP”) conducts its operations through AMES. Founded in 1774, AMES is the leading North American manufacturer and a global provider of branded consumer and professional tools and products for home storage and organization, landscaping, and enhancing outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including True Temper, AMES, and ClosetMaid.

•	Home and Building Products conducts its operations through Clopay. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America. Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the CornellCookson brand.

•	Defense Electronics conducts its operations through Telephonics Corporation (“Telephonics”), founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Forward-Looking Statements

This communication contains forward-looking statements that may state Griffon’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “intend,” “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although Griffon believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally, the amount of participation in the Tender Offer, whether Griffon will be able to complete the Tender Offer and whether Griffon will consummate the Notes Offering, and other factors detailed in filings made by Griffon with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Griffon does not undertake to update any of these statements in light of new information or future events

Company Contact:	Investor Relations Contact:
Brian G. Harris	Michael Callahan
Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8311